Exhibit 3.1

AGREEMENT OF LIMITED PARTNERSHIP

OF

SB PARTNERS

Agreement of Limited Partnership made as of the 20th (lay of November, 1970, by and among SMITH, BARNEY REAL ESTATE CORPORATION. a New York corporation, as general partner (the "General Partner"), and Charles W. Kennard, as limited partner. Such limited partner and any additional limited partners hereafter admitted to the partnership as herein provided are collectively referred to as "Limited Partners", and the Limited Partners, as constituted from time to time, and the General Partner are collectively referred to as the "Partners".

The Partners desire to form a limited partnership to engage in the business described in Paragraph 3 upon the terms and conditions hereinafter set forth.

It is, therefore agreed:

1. FORMATION. The parties do hereby form a limited partnership (the "Partnership") pursuant to the provisions of Article VIII of the Partnership Law of the State of New York.

2. NAME AND OFFICE. The name of the Partnership shall be SB Partners. The office of the Partnership shall be located at 1345 Avenue of the Americas, New York, New York 10019, or at such other place or places as the General Partner may from time to time determine.

3. PURPOSES. The purposes of the Partnership are (a) to purchase, lease, sell, own, develop and construct improvements upon, to finance the acquisition, operation and development of, and the construction of improvements upon, and to operate and maintain for any uses, real property, or interests therein, wherever located; (b) to purchase, lease, sell, own and operate, and to finance the acquisition and operation of, personal property; (c) to incur indebtedness, secured or unsecured, for any of the purposes of the Partnership; (d) to lend any of the monies or other assets of the Partnership with or without security; (e) to invest and reinvest the assets of the Partnership in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures; and (f) any other purposes as are necessary to protect or enhance the assets of the Partnership.

4. TERM. The term of the Partnership shall commence on the date of filing of a Certificate of Limited Partnership in the office of the County Clerk of New York County and shall terminate December 31, 2068, provided, however, that the Partnership shall be terminated prior to such date:

(a) upon the bankruptcy, withdrawal or liquidation of the General Partner;

(b) by decision of the General Partner, concurred in by Limited Partners holding more than 50% of the Units of the Partnership which are held by Limited Partners; or

(c) by decision of Partners holding more than 662/3% of the Units of the Partnership.

5. CAPITAL. The Capital of the Partnership shall be measured in terms of Units and may be increased from time to time by contributions in cash or in property as hereinafter provided.

6. DISTRIBUTIONS TO PARTNERS AND ALLOCATION OF PROFITS AND LOSSES AMONG PARTNERS.

(a) Distributions of cash to the Partners may be made from time to time, at the discretion of the General Partner, in amounts not to exceed the Gains and Earnings Account (which is described in subparagraph 7(c)) as of the date designated by the General Partner for the determination of the persons entitled to receive such distribution as provided in subparagraph (f) of this paragraph. The Gains and Earnings Account shall be decreased by the amount of each distribution made, the decrease to be effected as of such designated date.

(b) Distributions of cash made in any fiscal year of the Partnership (as distinct from the allocation of Net Profit or Net Loss, which shall be as provided in subparagraphs (0) and (d) of this paragraph) shall be divided among the Partners as follows:

(i) first, to the extent necessary, to satisfy the Annual Distribution Preference for such fiscal year and then, to the extent it has not been satisfied for all preceding fiscal years ending after January 1, 1971, to satisfy the Annual Distribution Preference for all such fiscal years; and

(ii) the balance, if any, as follows: 25% to the General Partner and 75% to all Partners divided among the Partners in proportion to the number of Units held by them as of the end of such fiscal year.

The term "Annual Distribution Preference" for any fiscal year of the Partnership shall mean an amount equal to the excess, if any, of 8% ( or for a fiscal year of less than 365 days, 8% multiplied by a fraction the numerator of which is the number of days in such fiscal year and the denominator of which is 365)    of the daily average Capital for such year over one-half of the Net Loss, if any, for such year. For purposes of the computation of the Annual Distribution Preference, the Net Loss shall be deemed to be the net loss stated on the Federal income tax return originally filed by the Partnership for the applicable fiscal year and shall not thereafter be adjusted notwithstanding any subsequent adjustment ill the Net Loss for such fiscal year from any cause. Any such subsequent adjustment will be reflected in the computation of the Annual Distribution Preference for the fiscal year in which the adjustment is made.

The Annual Distribution Preference, to the extent satisfied, shall be divided among the Partners in proportion to the number of Units held by them as of the end of the fiscal year.

(c) The Net Profit of the Partnership for any fiscal year shall be allocated as follows:

(i) to the extent available, an amount equal to 8% of the daily average Capital for such fiscal year among the Partners in proportion to the number of Units held by them as of the end of such fiscal year; and

(ii) the balance, if any, as follows: 25% to the General Partner and 75% to all Partners allocated among the Partners in proportion to the number of Units held by them as of the end of such fiscal year.

(d) The Net Loss of the Partnership for any fiscal year shall be allocated among the Partners in proportion to the number of Units held by them as of the end of such fiscal year.

(e) The terms "Net Profit" and "Net Loss" of the Partnership shall mean the net profits or losses, as the case may be, from the operations of the Partnership, as determined for Federal income tax purposes.

(f) The General Partner shall designate a date for the determination of the owners of Units who shall be entitled to receive any distribution which is to be made according to the number of Units held, and such distribution shall be to the owners of the Units as of such date.

(g) Any Unit which was not outstanding at the beginning of the fiscal year in which or for which any allocation or distribution is made shall be deemed for the purposes of such allocation or distribution (except in connection with the liquidation of the Partnership) to be a fraction of a Unit, the numerator of which shall be the number of days from the date of the issuance of such Unit to the end of such fiscal year and the denominator of which shall be the number of days in such fiscal year. The owner of each such Unit shall receive in respect thereof the same fractional portion of all allocations or distributions (except in connection with the liquidation of the Partnership) made in or for the fiscal year in which such Unit was issued in respect of each Unit which was outstanding at the beginning of the year.

(h) If any distribution is made for any fiscal year, before the Annual Distribution Preference for such year is determined, the General Partner shall estimate the amount of the Annual Distribution Preference for such year and such distribution shall be allocated by the General Partner on the basis of such estimate, Distributions made within three months after the end of a fiscal year, if so designated by the General Partner, shall be deemed to have been made for such fiscal year.

(i) Any allocation, or distribution not otherwise specifically provided for herein shall be among the Partners in proportion to the number of Units held.

7. MEMORANDUM ACCOUNTS FOR DETERMINATION OF UNIT VALUES.

For purposes of the computation of Unit Values as defined in paragraph 8, the following shall apply:

(a) All contributions to the Partnership, whether in cash or in property and whether by way of Initial Investment, New Investment or Reinvestment shall be credited to the Capital of the Partnership. The Capital of the Partnership will be divided into two accounts, the Aggregate Capital Investment Account and the Capital Cash Account. The Aggregate Capital Investment Account is the sum of the Capital Investments in each of the Partnership properties and other assets. The Capital Investment in each property or asset is the total net expenditures paid from the Capital Cash Account for the purchase of, capital improvements to, or capitalized carrying costs for, such property or asset, less all amounts by which such Capital Investment has been reduced pursuant to subparagraph (c) of this paragraph. If a property or other asset is contributed to the Partnership, the initial Capital Investment for such property or asset will be equal to the value at which the contribution was accepted. The Capital Cash Account shall be equal to the excess of the Capital over the Aggregate Capital Investment Account.

(b) The Amortization Account for each property or other asset shall be the cumulative sum of the amortization of indebtedness then encumbering such property or asset which has been paid from the Gains and Earnings Account, less all amounts by which such Amortization Account has been reduced pursuant to subparagraph (c) of this paragraph.

(c) The Gains and Earnings Account shall consist of the excess of the gross cash receipts of the Partnership (other than contributions to the Capital) over the gross cash payments and distributions of the Partnership (other than from the Capital Cash Account and other than payments for capitalized costs of organization of the Partnership and expenses of offering and sale of interests in the Partnership), subject to the following:

(i) The net proceeds of borrowings not related to or secured by a particular property and of borrowings secured by purchase money indebtedness described in subdivision (v) of this subparagraph shall be added, in the discretion of the General Partner, either to the Gains and Earnings Account or to the Capital Cash Account. The Account to which such borrowings are added shall be reduced when and to the extent they are repaid.

(ii) The net proceeds of a borrowing related to or secured by a particular property, to the extent they exceed the amount to be used (x) to repay other indebtedness related to or secured by such property, (y) for improvements on such property or on an adjoining and related property or (z) for the purchase of such property or of an adjoining and related property, shall be applied to the extent available in the following manner:

(A) first to increase the Gains and Earnings Account by up to the amount of the Amortization Account for such property and the Amortization Account for such property shall be reduced by the amount of such increase;

(B) then to increase the Capital Cash Account by up to the amount of the Capital Investment in such property and the Capital Investment Account for such property shall be reduced by the amount of such increase; and

(C) then to increase the Gains and Earnings Account.

(iii) In the event of a sale or other disposition, voluntary or involuntary, of the entire interest of the Partnership in a property, the proceeds thereof shall be applied in the following manner:

(A) first the Gains and Earnings Account shall be increased by the amount of the Amortization Account for such property and the Amortization Account for such property shall be reduced to zero;

(B) then the Capital Cash Account shall be increased by the amount of the Capital Investment in such property and the Capital Investment Account for such property shall be reduced to zero; and

(C) then the Gains and Earnings Account shall be increased by the excess, if any, of the net proceeds of such sale or disposition over the sum of the Amortization Account for and the Capital Investment in such property (before they were reduced as provided in clauses A and B above). If the sum of the Amortization Account for and the Capital Investment in such property exceeds such net proceeds, the Gains and Earnings Account (after it has been increased as provided in clause A above) shall be reduced by the amount of the excess.

(iv) In the event of a sale or other disposition, voluntary or involuntary, of less than the entire interest of the Partnership in a property, to the extent that the net proceeds thereof exceed the amount thereof to be used (x) to repay indebtedness related to or secured by such property, (y) for improvements on such property or on an adjoining and related property and (z) for the purchase of an adjoining and related property, they shall be applied to the extent available in the following manner:

(A) first to increase the Gains and Earnings Account by up to the amount of the Amortization Account for such property and the Amortization Account for such property shall be reduced by the amount of such increase;

(B) then to increase the Capital Cash Account by up to the amount of the Capital Investment in such property and the Capital Investment Account for such property shall be reduced by the amount of such increase; and

(C) then to increase the Gains and Earnings Account.

(v) If the proceeds of a sale or other disposition shall consist, in whole or ill part, of evidences of indebtedness, the increases in the respective Accounts to be effected in the event of such sale or other disposition as provided in subdivisions (iii) and (iv) of this subparagraph shall be deemed to have been effected by the addition to such Accounts, in the order specified in such subdivisions, first of the cash, if any, received upon such sale or other disposition to the extent available and then of such evidences of indebtedness. Subsequent principal payments on, or the proceeds of a sale of, such indebtedness shall be substituted for the portions of the indebtedness in each such Account in the order in which they were deemed to have been added thereto.

If on final disposition of any such evidence of indebtedness, as determined by the General Partner in its sole discretion, the Partnership shall realize in cash less than the principal amount thereof, (x) if such indebtedness was received by the Partnership upon the sale or other disposition of the entire interest of the Partnership in a property, the Gains and Earnings Account shall be reduced by the deficit, and (y) if such indebtedness was received by the Partnership upon the sale or other disposition of less than the entire interest of the Partnership in a property, the Accounts to which such indebtedness was deemed to have been added shall be reduced by the deficit in reverse order of application.

If the Partnership shall acquire any property, by foreclosure or otherwise, which was security for indebtedness owed to the Partnership, then the Capital Investment in such property shall be equal to the unpaid amount of such indebtedness plus the expenses of foreclosure or other means of acquisition, less any moneys actually collected from persons obligated to pay such indebtedness.

(vi) The Gains and Earnings Account shall be decreased by all amounts paid in respect of obligations of the Partnership except for Capital Investments and except for capitalized costs of organization of the Partnership and expenses of offering and sale of interests in the Partnership. If the amount paid in respect of any such obligation exceeds the Gains and Earnings Account, the Capital Cash Account shall be reduced by the amount of such excess, and, (x) if the obligation so paid pertains to a particular property, the Capital Investment for such property shall be increased by the amount by which the Capital Cash Account was 80 reduced, or,

(y) if the obligation so paid does not pertain to a particular property, the amount by which the Capital Cash Account was so reduced shall be carried forward in a special account until it has been repaid as provided in the next sentence. As amounts become available in the Gains and Earnings Account for the purpose, the Gains and Earnings Account shall be reduced by the amount by which the Capital Cash Account was so reduced and the Capital Investment Account shall be decreased and the Capital Cash Account shall be increased accordingly.

(vii) The provisions with respect to properties of the Partnership in subdivisions (i) through (vi) of this subparagraph shall also apply to any other assets of the Partnership.

8. CAPITAL CONTRIBUTIONS.

(a) Initial. Each Partner shall make a contribution in cash to the Capital of the Partnership in the aggregate amount specified in Schedule A to this Agreement at the time or times set forth in a schedule promulgated by the General Partner. Upon payment of his total contribution he shall be credited with the number of Units specified in Schedule A or upon payment of a portion of his contribution in accordance with such schedule, he shall be credited with the pro rata share of such number of Units.

(b) Additional. The General Partner may permit the Partners (including persons who are concurrently admitted as Limited Partners as provided in paragraph 9) to make additional contributions, at such times and in such amounts as the General Partner in .its sole discretion shall determine, either as a Reinvestment of distributions or, as a New Investment in cash or in property.

(i) Reinvestment. If the General Partner shall have elected to permit the reinvestment, in whole or in part, of a distribution ("Reinvestment") each Partner, whether listed on Schedule A hereto or admitted pursuant to paragraph 9 hereof, may reinvest all or any part of the distribution received by him (limited to his proportionate part of the Reinvestment) by contributing it to. the Capital and upon such contribution shall be credited with the additional number of Units determined by dividing the amount of the contribution by the Reinvestment Unit Value. The Reinvestment Unit Value is equal to the sum total of the Capital, the Gains and Earnings Account and the Amortization Account, all as constituted on the effective date of the Reinvestment and immediately after giving effect to such distribution, divided by the number of Units then outstanding. At least fifteen days prior to the distribution, the General Partner shall deliver to each Limited Partner a statement showing the amount of the proposed distribution, the effective date of the Reinvestment and the Reinvestment Unit Value as of the effective date of the Reinvestment. If a Limited Partner desires to Reinvest, he shall prior to the effective date of the Reinvestment advise the General Partner of the portion of such distribution that he desires to Reinvest and the General Partner shall as of the effective date of the Reinvestment transfer the applicable amount to the Capital and credit the Partner with the number of Units computed as provided above.

(ii) New Investment. From time to time, at the option of the General Partner, each Partner (including persons who are concurrently admitted as additional Limited Partners as provided in paragraph 9) may be permitted to make a new investment ("New Investment") by contributing cash or property to the Capital and to acquire the number of additional Units determined by dividing the amount of the contribution by the New Investment Unit Value. The New Investment Unit Value is equal to the sum total of the Capital, the Gains and Earnings Account, the Amortization Account, and the value of the Intangible Appreciation of the Partnership, all as constituted on the effective date of the New Investment and immediately after giving effect to any concurrent distributions and Reinvestment of distributions, divided by the number of Units then outstanding. The value of the Intangible Appreciation of the Partnership will be determined by the General Partner in its sole discretion, whose determination shall be final and binding on the Partners; and will include: increased, but unrealized, market value of properties; the value of project planning and work in progress; the value of the Partnership as a going business; and all other factors of an intangible nature which nevertheless have value.

(c) Limitations on Capital Contributions. No Limited Partner may make additional contributions to the Capital if such Partner owns, or, after giving effect to such additional contribution, would own, more than 10% of the then outstanding Units; provided, however, that such limitation shall not apply to any Reinvestments as provided in subparagraph (b) (i) of this paragraph.

The General Partner, in its sale discretion, may refuse any New Investment by any Limited Partner without refusing it to all Limited Partners, may refuse anyone admission as an additional Limited Partner while accepting others, and may allow New Investment by additional Limited Partners without first allowing such New Investment by existing Partners. Reinvestment, however, is a right of the Partners and may not be refused or limited to any Partner unless it is refused or limited to all.

(d) Contributions of the General Partner. The General Partner may, in addition to its initial contribution specified in Schedule A, make additional contributions in cash to the Capital of the Partnership in the manner specified in subparagraph (b) of this paragraph. The General Partner shall be permitted to Reinvest in the manner provided in subparagraph (b) (i) of this paragraph both its distributions on its Units and the amounts distributed to it pursuant to subdivision (ii) of subparagraph 6 (b).

(e) Contributions in Property.    The General Partner, at its option, may accept contributions of property in exchange for Units. The Partners agree that, in such cases, gain, loss and depreciation shall be allocated as provided on the date of this Agreement in Section 704(C) (1) of the Internal Revenue Code.

(f) Fractional Units. Fractional Units may be issued for Reinvestment purposes and in other instances at the discretion of the General Partner.

9. ADMISSION OF ADDITIONAL LIMITED PARTNERS. The General Partner is authorized to admit additional Limited Partners to the Partnership at any time. Upon their initial contribution to the Capital, the additional Limited Partners shall receive Units computed as provided in subparagraph (b) (ii) of paragraph 8. Upon the admission of such additional Limited Partners, an amendment to the Certificate of Limited Partnership of the Partnership, reflecting such admissions and increases in contributions to the Capital, shall be filed. To accomplish the purposes of this paragraph, the General Partner is authorized to do all things necessary to effect the admission of such Limited Partners. A new Partner shall become a party hereto by executing. An appropriate supplement to this Agreement pursuant to which he agrees to be bound by the terms and provisions of this Agreement; provided, however, that no such supplement shall become binding and effective until it has been executed by the General Partner. The admission of any additional Limited Partner pursuant to this paragraph shall not be cause for dissolution of the Partnership.

10. THE GENERAL PARTNER.

(a) The General Partner shall have the exclusive right and power to manage and operate the Partnership and to do all things necessary to carryon the business of the Partnership for the purposes described in paragraph 3. The General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of its business shall reasonably require and shall not be obligated to do or perform any act or thing in connection with the business of the Partnership  not expressly set forth herein. The General Partner may engage in business ventures of any nature and description  independently or with others, including but not limited to business of the character described in paragraph 3 hereof (or any part thereof), and neither the Partnership nor any of the other Partners shall have any rights in and to such independent ventures or the income or profits derived therefrom.

(b) The General Partner is specifically authorized and empowered, on behalf of the Partnership, without  any further consent of the Limited Partners, to do any act or execute any document or enter into any contract or any agreement of any nature necessary or desirable, in the opinion of the General Partner, in pursuance of  the purposes of the Partnership including, without limitation, to enter into and to perform the following agreements:

(1) A contract with Smith, Barney Real Estate Corporation (or Smith, Barney & Co. Incorporated, or any subsidiary or affiliate thereof) to act as the managing agent of the Partnership providing that:

(A) The managing agent will:

(i) find and negotiate the acquisition of suitable investments for the Partnership;

(ii) perform the day-to-day investment and administrative operations of the Partnership;

(iii) act as the investment advisor and consultant for the Partnership in connection with policy and investment decisions; and

(iv) prepare  reports to the Partners as provided in paragraph 20.

(B) The managing agent shall be paid for its services an annual fee for each fiscal year equal to (x) 2% of the sum of the average daily Aggregate Capital Investment Account and the average daily Amortization Account and (y) 1/2 of 1% of the average daily Capital Cash Account, which shall be calculated and payable not more often than in quarterly installments. Such fee shall not be deemed to be a Partnership distribution. The contract shall be non‐ assignable and shall contain an exculpatory  clause with respect to the managing agent substantially similar to subparagraph (e) of this paragraph.

(C) All expenses of the Partnership, including without limitation expenses of operation and administration, shall be paid by the Partnership, except that the managing agent shall provide without expense to the Partnership office space and facilities. Any amounts advanced  by the managing agent for payment of expenses or obligations of the Partnership shall be deemed to be debts and liabilities of the Partnership to the managing agent.

(2) Contracts with agents, attorneys, accountants, appraisers, or other independent consultants or contractors, whether or not any of such persons may also be employed by the managing agent, Smith, Barney & Co. Incorporated  (or any subsidiary or affiliate thereof), or any real estate investment trust or other entity for which the General Partner or Smith, Barney & Co. Incorporated (or any subsidiary or affiliate thereof) shall be acting as an advisor, manager, sponsor or underwriter.

(3) Agreements with real estate investment trusts or other entities underwritten, advised, managed or sponsored by the General Partner or by Smith, Barney  & Co. Incorporated (or any subsidiary or affiliate thereof), providing essentially for the sale of a property  or properties to any such entity for the cost of such property or properties to the Partnership or, if a property has been improved while owned by the Partnership, at the then fair value of that property as determined by the General Partner, and for the simultaneous leasing of such property or properties by the Partnership for a. net rental not greater than the Stipulated Value of the property or  properties multiplied by a factor not greater than the product of two times the average of the prime lending rates charged at the date of execution of the lease by the Bank of America, the Chase Manhattan Bank, and The  First National City Bank and providing, further, that such entity may have the option to require the Partnership to repurchase such property at the Stipulated Value in the event of an assignment of the lease of such property by the Partnership. The Stipulated Value will be the price at which the property was sold by the Partnership, adjusted annually on the basis of increases in the cost of living index for the United States published by the Department of Labor, or, if such index is unavailable, any other index which the General Partner considers appropriate. Such agreements may also provide that the Partnership may lease on similar terms other properties from any such entity.

(4) Agreements to borrow money on a secured or unsecured basis from real estate investment trusts or other entities underwritten, advised, managed or sponsored by the General Partner or by Smith, Barney & Co. Incorporated (or any subsidiary or affiliate thereof), on terms competitive in the judgment of the General Partner with borrowings from other sources.

(c) The General Partner, on behalf of the Partnership, shall not be prohibited from employing, purchasing or leasing real or personal property from or to or otherwise dealing with, a Partner, Smith, Barney & Co. Incorporated or any subsidiary or affiliate thereof, an officer, director, or stockholder of the General Partner or of Smith, Barney & Co. Incorporated or any subsidiary or affiliate thereof, or a member of the family of a Limited Partner or of an officer, director or stockholder of the General Partner or of Smith, Barney & Co. Incorporated or any subsidiary or affiliate thereof, or any firm or corporation or fund which any of such persons is directly or indirectly interested in or connected with, or with any fund or trust managed or advised by the General Partner or by Smith, Barney & Co. Incorporated or any subsidiary or affiliate thereof and neither the Partnership nor any of the Partners shall have any rights in or to any income or profits received by any such person in a transaction with the Partnership.

(d) In addition to the specific rights and powers herein granted to the General Partner, it shall possess and may enjoy and exercise all the rights and powers of general partners as provided in the Partnership Law of the State of New York.

(e) The General Partner shall not be liable to the Partnership or, the Limited Partners for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement, but only for fraud, bad faith or gross negligence.

(f) The Partnership shall indemnify and save harmless the General Partner from any loss or damage incurred by it by reason of any act performed by it on behalf of the Partnership or in furtherance of its interests; provided, however, that the foregoing shall not relieve the General Partner of liability for its fraud, bad faith or gross negligence; and further provided, however, that in the case of any loss or damage arising from an action brought pursuant to Section 115-a of the Partnership Law of the State of New York, the indemnification pursuant to this provision shall be limited to the reasonable expenses, including attorneys' fees, actually and necessarily incurred by the' General Partner in connection with the defense of such action, or in connection with an appeal therein, except that (i) there shall be no indemnification in relation to matters as to which the General Partner is adjudged to have breached its duty to the Partnership and (ii) the indemnification shall not include amounts paid in settling or otherwise disposing of a threatened action, or pending action, with or without court approval, or expenses incurred in defending a threatened action, or pending action, which is settled or otherwise disposed of without court approval.

11. ASSIGNMENT OF THE GENERAL PARTNER'S INTEREST. The General Partner shall not assign or sell its interest as General Partner in the Partnership, or enter into any agreement as a result of which any person, firm or corporation shall become interested with it in its interest in the Partnership, except that it may at any time sell or assign any Units held by it.

12. BANKRUPTCY, WITHDRAWAL OR LIQUIDATION OF THE GENERAL PARTNER. In the event of the bankruptcy, withdrawal or liquidation of the General Partner, the Partnership shall be dissolved and terminated.

13. LIMITED PARTNERS. No Limited Partner shall take any part in the conduct or control of the Partnership's business nor have any right or authority to act for or on behalf of the Partnership. No Limited Partner shall be liable for any debts, obligations or losses of the Partnership in excess of his contribution to the Capital of the Partnership.

14. SUBSTITUTION AND ASSIGNABILITY OF LIMITED PARTNERS' INTERESTS:

(a) Except as provided in this paragraph, without the prior written consent of the General Partner, a Limited Partner may not assign or sell his interest (or any part thereof) in the Partnership, nor substitute an assignee in his place, and no attempted substitution shall be binding upon the Partnership or General Partner in the absence of such written consent.

(b) If a Limited Partner shall die or be adjudicated insane or incompetent, his legal representatives shall be deemed to be an assignee of, and may, with the prior written consent of the General Partner, be substituted for, such Limited Partner.

(c) As a condition to his admission as a substituted Limited Partner, an assignee or the legal representatives of a Limited Partner, as the case may be, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner shall deem necessary or desirable to effect such admission and to confirm the agreement of the person being admitted as such substituted Partner to be bound by all of the terms and provisions of this Agreement.

15. WITHDRAWAL BY LIMITED PARTNERS. No Limited Partner shall at any time be entitled to withdraw all or any part of his contribution to the Capital of the Partnership without the prior written consent of the General Partner.

16. DEATH OF A LIMITED PARTNER. The death of a Limited Partner shall not dissolve or terminate the Partnership.

17. ADVANCES. If any Partner shall advance any monies to the Partnership in excess of his contribution to the Capital of the Partnership, the amount of any such advances shall not increase his contribution or entitle him to any increase in the distributions of the Partnership; but the amount of any such advance shall be a debt of the Partnership to such Partner and, unless otherwise provided and agreed, shall be repaid to him without interest and shall be payable or collectible only out of the Partnership assets.

18. INTEREST ON CAPITAL CONTRIBUTIONS. No Partner shall receive any interest on his contribution to the Capital of the Partnership.

19. ACCOUNTING.

(a) The fiscal year of the Partnership shall be the calendar year.

(b) The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership.

(c) The records and books of account shall be audited by a firm of independent certified public accountants, selected by the General Partner, as of the end of each fiscal year of the Partnership and at any other time that the General Partner may deem it necessary or desirable.

(d) The General Partner shall prepare, or cause to be prepared, a Federal income tax return for the Partnership and, in connection therewith, make any available or necessary elections, including elections with respect to the useful life of the properties of the Partnership and the rates of depreciation of such properties.

20. REPORTS AND STATEMENTS.

(a) As soon as practicable after the end of each fiscal year of the Partnership, the General Partner shall deliver to each Partner:

(i) Such information as shall be necessary for the preparation by such Partner of his Federal and state income or other tax returns; and

(ii) A statement prepared by the General Partner, accompanied by a report of a firm of independent certified public accountants selected by the General Partner, which. statement shall set forth, as of the end of and for such fiscal year, the following:

(A) A profit and loss statement and a balance sheet of the Partnership;

(B) The computation of the Annual Distribution Preference and the allocation to each Partner of the Net Profit or Net Loss, as the case may be, of the Partnership for such year;

(C) The balances in the Capital, the Capital Cash Account, the Aggregate Capital Investment Account, the Gains and Earnings Account and the Amortization Account; and

(D) Such other information as in the judgment of the General Partner shall be reasonably necessary for the Partners to be advised of the results of operations of the Partnership.

(b) The General Partner may prepare and deliver to the Limited Partners from time to time during each fiscal year, in connection with distributions or otherwise, unaudited statements showing the results of operation of the Partnership to the date of such statement and the balances in the Accounts referred to in clause (C) of subparagraph (a) (ii) of this paragraph and shall deliver a statement showing the balances in such Accounts and. the additional information described in subdivision (i) of subparagraph 8(b) in connection with any distribution.

21. BANK ACCOUNTS. All funds of the Partnership shall be deposited in the Partnership's name in such bank account or accounts as shall be designated by the General Partner. Withdrawals from such bank account or accounts shall be made upon the signature or signatures of such persons as the General Partner shall designate.

22. TERMINATION AND DISSOLUTION.

(a) The dissolution of the Partnership shall occur only upon the termination of the Partnership as provided in paragraph 4. Upon the dissolution of the Partnership, the General Partner shall proceed to the liquidation of the Partnership and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

(i) To the payment of debts and liabilities of the Partnership (other than any loans or advances that may have been made by any of the Partners to the Partnership) and the expenses of liquidation.

(ii) To the setting up of any reserves which the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner, arising out of or in connection with the Partnership. Such reserves shall be paid over by the General Partner to an escrowee designated by the General Partner to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the General Partner shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

(iii) To the repayment of any loans or advances that may have been made by any of the Partners to the Partnership, but if the amount available for such repayment shall be insufficient, then pro rata on account thereof.

(iv) To return to the Partners an amount equal to the Capital of the Partnership, to be divided among the Partners in proportion to the number of Units held by them. If the amount available is less than the Capital, the distribution shall be pro rata on account thereof.

(v) To satisfy the Annual Distribution Preference for the current fiscal year and then to the extent it has not been satisfied for all preceding fiscal years ending after January 1, 1971, to satisfy the Annual Distribution Preference for all such fiscal years.

(vi) Any balance then remaining shall be distributed as follows: 25% to the General Partner and 75% to all Partners divided among the Partners in proportion to the number of Units held by them.

(b) A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner to minimize the normal losses attendant upon a liquidation.

(c) Each of the Partners shall be furnished with a statement prepared by the General Partner, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon the General Partner complying with the foregoing distribution plan (including payment over to the escrowee if there are sufficient funds therefore), the Limited Partners shall cease to be such, and the General Partner, as the sole remaining Partner of the Partnership, shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership.

(d) The General Partner shall not be personally liable for the return of all or any part of the contributions of the Limited Partners to the Capital. Any such return shall be made solely from Partnership assets.

23. ARBITRATION. Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement, and any amendment thereof, or the breach thereof, or in connection with the formation, operation or termination of the Partnership, shall be determined and settled by arbitration in New York City, New York, in accordance with the Rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Partners and judgment may be entered thereon in any court having jurisdiction thereof.

24. POWER OF ATTORNEY AND AMENDMENTS.

(a) Each Limited Partner hereby makes, constitutes and appoints the General Partner his true and lawful attorney in his name, place and stead to make, execute, sign, acknowledge and file with respect to the Partnership:

(i) a Certificate of Limited Partnership under the laws of the State of New York or any other State, and including therein all information required by the laws of such State;

(ii) such amended Certificates of Limited Partnership as may be required by law or pursuant to the provisions of this Agreement;

(iii) all papers which may be deemed necessary or desirable by said attorneys to effect the dissolution of this Partnership after its termination; and

(iv) all such other instruments, documents and certificates which may from time to time be required by the laws of the State of New York, the United States of America, or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Partnership.

(b) Notwithstanding the provisions of subparagraph (a) of this paragraph, when acting in a representative capacity, the General Partner shall not have any right, power or authority to amend or modify this Agreement.

25. NO ORAL MODIFICATION. No modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing signed by the party or parties sought to be charged therewith; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

26. COPY ON FILE. Each Partner hereby agrees that one original of this Agreement, or set of original counterparts, shall be held at the office of the Partnership; that a Certificate of Limited Partnership and all amendments thereto shall be filed in the office of the County Clerk of the County of New York, New York, and duplicate originals thereof shall beheld at the office of the Partnership, arid that there shall be distributed to each Partner a conformed copy of this Agreement.

27. NOTICES AND ADDRESSES. All notices or other communications given or made under this Agreement shall be in writing. Notices or other communications shall be mailed to a Limited Partner at the address set forth after the signature of such Limited Partner at the foot of this Agreement or at such other address as he may specify in a notice to the General Partner and to the General Partner or the Partnership at the office of the Partnership specified in paragraph 2 or at such other address as the General Partner may specify in a notice to all Limited Partners.

28. APPLICABLE LAWS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

29. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

30. VARIATION IN PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

31. BINDING EFFECT. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

IN WITITNESS WHEREOF the parties hereto have executed this Agreement.

As GENERAL PARTNER:

SMITH, BARNEY REAL ESTATE CORPORATION

By:	s/James H. Levi
Executive Vice President

As LIMITEO PARTmi:R:

Name	s/Charles W. Kennard

Address	19 Circle Crest Manhasset, NY 11030

SCHEDULE A

General Partner	Capital Contribution	Units
Smith, Barney Real Estate Corporation	$10,000	1

Limited Partner
Charles W. Kennard	$10,000	1